SHARE AND DEBT CANCELLATION AGREEMENT

THIS SHARE AND DEBT CANCELLATION AGREEMENT (the "Agreement") is entered into as of this 21st day of July 2011, by and between One World Holdings, Inc., formerly Environmental Safeguards, Inc., a Nevada corporation (the "Company"), and James S. Percell, an individual (“Percell”), upon the following premises:

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution of this Agreement, a Share Exchange Agreement (the “Share Exchange Agreement”) will be executed by and between the Company, The One World Doll Project, Inc., a Texas corporation ("One World"), and the shareholders of One World (collectively the "One World Shareholders"); and

WHEREAS, pursuant to a Securities Purchase Agreement dated December 30, 2004 by and among Percell, Cahill Warnock Strategic Partners Fund, L.P. (“Cahill Warnock”) and Strategic Associates, L.P. (“Strategic Associates”), Percell purchased from Cahill Warnock 1,722,900 shares of Series B Convertible Preferred Stock, 182,732 shares of Series D Convertible Preferred Stock, 599,717 shares of common stock of the Company, and a Promissory Note payable by the Company dated July 16, 2002, as amended, in the original principal amount of $236,875, plus interest thereon, and Percell purchased from Strategic Associates 95,464 shares of Series B Convertible Preferred Stock, 10,125 shares of Series D Convertible Preferred Stock, 33,230 shares of common stock of the Company, and a Promissory Note payable by the Company dated July 16, 2002, as amended, in the original principal amount of $13,125, plus interest thereon; and

WHEREAS, on July 14, 2011, Percell converted 192,857 shares of Series D Convertible Preferred Stock and all accrued but unpaid dividends on the Series D Convertible Preferred Stock into shares of Common Stock; and

WHEREAS, Percell is currently the beneficial owner of 1,818,364 shares of Series B Convertible Preferred Stock of the Company and an aggregate of 9,877,110 shares of common stock, $.001 par value, of the Company (“Common Stock”); and

WHEREAS, as of June 30, 2011, the Company owes Percell $533,177 in incurred but unpaid interest on the accrued but unpaid dividends owed to Percell prior to the conversion of Series D Convertible Preferred Stock; and

WHEREAS, Percell and the parties to the Share Exchange Agreement desire that Percell cancel (i) all of his outstanding shares of Series B Convertible Preferred Stock of the Company, (ii) certain of his shares of Common Stock and (iii) the two promissory notes purchased from Cahill Warnock and Strategic Associates and (iv) all incurred but unpaid interest on the accrued but unpaid dividends owed to Percell on the Series D Convertible Preferred Stock prior to conversion, as set forth herein, immediately upon consummation of the closing of the transactions contemplated by the Share Exchange Agreement; and

WHEREAS, as a significant shareholder of the Company, Percell will benefit from the transactions contemplated by the Share Exchange Agreement; and

WHEREAS, the parties to the Share Exchange Agreement require that Percell enter into this Agreement as a condition to their entry into the Share Exchange Agreement; and

WHEREAS, to induce the parties to the Share Exchange Agreement to enter into the Share Exchange Agreement and to complete the transactions contemplated thereby, Percell has agreed to enter into this Agreement; and

NOW THEREFORE, in consideration of the mutual terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Cancellation of Percell Shares of the Company.  At Closing of the Share Exchange Agreement (as defined in Section 1.02 of the Share Exchange Agreement), Percell hereby agrees to and does hereby assign, transfer, convey and deliver to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, (i) an aggregate of 1,818,364 shares of Series B Convertible Preferred Stock of the Company, and (ii) an aggregate of 6,256,760 shares of Common Stock of the Company.  Upon transfer, (i) both the 1,818,364 shares of Series B Convertible Preferred Stock and the 6,256,760 shares of Common Stock will be immediately cancelled by the Company, and (ii) Percell will own no shares of Series B Convertible Preferred Stock, and (iii) Percell will retain and beneficially own an aggregate of 3,620,350 shares of Common Stock held of record (which excludes 15,400 shares of common stock beneficially held in street name and excludes any other shares of common stock which may be beneficially held in street name), including 3,495,350 shares held directly by Percell and 125,000 shares held indirectly through Bugatti Investments Limited (an entity owned and controlled by Percell).

2.           Cancellation of Outstanding Interest on Dividends.  At Closing of the Share Exchange Agreement, Percell hereby agrees to and does hereby relinquish all rights to and cancels all accrued but unpaid interest that the Company owes him on the accrued but unpaid dividends from the Series D Convertible Preferred Stock, which dividends the Company previously owed to Percell prior to his conversion of the dividends (along with the shares of Series D Convertible Preferred Stock) on July __. 2011.

3.           Cancellation of Promissory Notes.  At Closing of the Share Exchange Agreement, Percell hereby agrees to and does hereby relinquish and cancel (i) the Promissory Note payable by the Company dated July 16, 2002, as amended by allonges or any other amendments, in the original principal amount of $236,875, plus any and all accrued but unpaid interest due and payable thereon, and (ii) the Promissory Note payable by the Company dated July 16, 2002, as amended by allonges or any other amendments, in the original principal amount of $13,125, plus any and all accrued but unpaid interest due and payable thereon; whereby all obligations of Company under the Promissory Notes, including but not limited to the obligations to pay principal and interest thereon will be terminated.

4.           Representations and Warranties of Percell.  As an inducement to and to obtain the reliance of the Company, Percell hereby represents and warrants to the Company, as of the Closing Date of the Share Exchange Agreement (as defined in Section 1.02 of the Share Exchange Agreement), as follows:

                (a)          Ownership of the Company Shares. Immediately prior to effecting the cancellation of the shares held by Percell as set forth in Section 1 hereof, Percell owns, beneficially and of record, (i) an aggregate of 1,818,364 shares of Series B Convertible Preferred Stock of the Company held directly by Percell, and (ii) an aggregate of 9,877,110 shares of Common Stock of the Company, including 9,752,110 shares held directly by Percell and 125,000 shares held indirectly through Bugatti Investments Limited (an entity owned and controlled by Percell); except for restrictions imposed by federal and state securities laws: (i) such shares are beneficially owned by Percell free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances; (ii) Percell has the unrestricted right and power to transfer, convey and deliver full ownership of such shares; and, (iii) upon the transfer to the Company of such shares set for in Section 1 as contemplated herein, the Company will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

                (b)           Ownership of the Promissory Notes. Immediately prior to effecting the cancellation of the Promissory Notes as set forth in Section 3 hereof, Percell owns, beneficially and of record, (i) the Promissory Note payable by the Company dated July 16, 2002, as amended, in the original principal amount of $236,875, plus interest thereon, and (ii) the Promissory Note payable by the Company dated July 16, 2002, as amended, in the original principal amount of $13,125, plus interest thereon. Such Promissory Notes (i) are beneficially owned by Percell free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances and (ii) Percell has the unrestricted right and power to relinquish and cancel the Promissory Notes.

                (c)           Authorization. Percell is of the full age of majority, with full power, capacity and authority to enter into this Agreement and perform the obligations contemplated hereby. All action on the part of Percell necessary for the authorization, execution, delivery and performance of this Agreement by Percell has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and binding obligation of Percell, enforceable against Percell in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

                (d)            Pending Claims. There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the knowledge of Percell, threatened that would preclude or restrict the performance of this Agreement by Percell.

                (e)            No Default. The execution, delivery and performance of this Agreement by Percell does not and will not constitute a violation or default under or conflict with any contract, agreement, understanding or commitment to which Percell is a party or by which Percell is bound.

5.           Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

6.           Entire Agreement.  This Agreement, the documents to be executed hereunder constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.  All of the exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

7.           Execution.  This Agreement may be executed in multiple counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

8.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                9.           Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the heirs, devisees, successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

10.         Attorney Review – Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

11.         Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.         Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

[Remainder of page intentionally left blank.  Signatures follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to become effective as of the date first set forth above.

ONE WORLD HOLDINGS, INC., formerly
ENVIRONMENTAL SAFEGUARDS, INC.

Date: July 21, 2011	By:	/s/ Michael D. Thompson
Michael D. Thompson

Date: July 21, 2011	By:	/s/ James S. Percell
James S. Percell,
Individually